EXHIBIT 10.8

STATE OF SOUTH CAROLINA    )
                           )        EMPLOYMENT AND NONCOMPETITION
                           )        AGREEMENT
COUNTY OF GREENVILLE       )

         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of May, 2000 (the "Effective Date") by and between RONALD J. SHEPPARD, an individual ("Employee"), and HOMEGOLD FINANCIAL, INC., a South Carolina corporation headquartered in Greenville, South Carolina (the "Company"). As used herein, the term "Company" shall include the Company and any and all of its subsidiaries where the context so applies.

                               W I T N E S S E T H

         WHEREAS, the Company desires to enter into an employment relationship with Employee on certain terms and conditions as set forth herein; and

         WHEREAS, Employee has agreed to accept such employment upon the terms and conditions as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. POSITION. Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee and Employee hereby accepts such employment as President and Chief Executive Officer of the Company.

         2. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below.

         "Cause" shall mean: (a) fraud; or (b) embezzlement; or (c) conviction of the Employee of any felony; or (d) a material breach of, or the willful failure or refusal by the Employee to perform and discharge the Employee's duties, responsibilities and obligations under this Agreement, as determined by the Board in its reasonable judgment, or the failure of the Employee to follow reasonable directives and performance standards established by the Board which breach, failure or refusal remains uncured for a period of thirty (30) days after receipt of a written request from the Board for cure; or (e) any act of moral turpitude or willful misconduct by the Employee which is intended to result in personal enrichment of the Employee at the expense of the Company, or any of its affiliates, or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); or

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(f) intentional material damage to the property or business of the Company; or
(g) gross negligence; or (h) the ineligibility of the Employee to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company, which ineligibility remains uncured for a period of ninety (90) days after receipt of a written request from the Board for cure.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

         "Common Stock" shall mean, the Company's common stock.

         "Disability" or "Disabled" shall mean the Employee's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months as determined in good faith by the Board.

         "Involuntary Termination" shall mean the termination of Employee's employment by the Employee which is due to (i) a substantial change of the Employee's responsibilities, position (including status as President and Chief Executive Officer of the Company, its successor or ultimate parent entity, office, title, reporting relationships or working conditions) authority or duties of this Agreement; or (ii) a substantial reduction in the Employee's compensation or benefits.

         "Person" shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

         3. DUTIES. During the term hereof, the Employee shall have such duties and authority as are typical of someone in his position with a company such as the Company, including, without limitation, those specified in the Company's bylaws or those reasonably set forth by the Board. Employee shall report to the Board. Employee agrees that during the Term hereof, he will devote his full time, attention and energies to the diligent performance of his duties. Employee shall not, without the prior written consent of the Company, at any time during the Term hereof engage in any venture or activity which the Board may in good faith consider to interfere with Employee's performance of his duties hereunder.

         4. TERM. Unless earlier terminated as provided herein, the Employee's employment hereunder shall be for a term of three years commencing on the Effective Date hereof (the "Term").

                  4.1 Upon Employee's death or Disability, the Company shall have the right to terminate this Agreement immediately. Upon such termination, the Employee (or his estate) shall be entitled to receive from the Company as severance upon such termination, the compensation and benefits, as provided in Sections 5.2, 5.3, and 5.4, through the date of Employee's death or Disability.

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                  4.2 At any time, the Company shall have the right to terminate
Employee's employment immediately for Cause, after which the Company's obligation hereunder shall cease as of the date of the termination.

                  4.3 Employee shall have the right to terminate his employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Employee to the Company; (ii) or there is an Involuntary Termination.

                    4.4 If Employee's employment is terminated other than pursuant to Section 4.3, the Company's obligations under this Agreement shall cease as of the date of such termination.

         5. COMPENSATION AND BENEFITS. In consideration of Employee's services and covenants hereunder, Company shall pay to Employee the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, except as otherwise provided in this Section 5):

                  5.1 Annual Salary. During the Term hereof, the Company shall pay to Employee an initial base salary of $250,000 per year in twenty six bi-weekly installments or according to such other schedule as Employee and the Company may agree to. Employee's salary will be reviewed by the Compensation Committee of the Board at the beginning of each of its fiscal years and, in the sole discretion of the Compensation Committee of the Board, may be adjusted for such year.

                  5.2 Bonus. In addition to the above salary, the Company shall pay to Employee an annual cash bonus, equal to two (2%) of the Net Income of the Company for the fiscal year, before income taxes, as reflected on the Company's audited financial statements. Such bonus shall be paid to Employee within thirty
(30) days after receipt of the Independent Auditor's Report on the Company's audited financial statements as of December 31 or such other fiscal year end as the Company may adopt.

                  5.3 Additional Bonus. In addition to the above salary and bonus, the Company, until such time as none of the Company's 10.75% Senior Notes due 2004 (the "Senior Notes") remain outstanding, shall pay to Employee on the first (1st) day of each August, November, February and May commencing on August 1, 2000, a quarterly cash bonus in the amount of Two Hundred Thousand Dollars ($200,000.00) subject to adjustment as provided in this Section 5.3. In the event such Senior Notes are no longer outstanding, the Company shall immediately pay to Employee an amount equal to one quarter's cash bonus as set forth above, multiplied by a fraction whose numerator is the number of days in such calendar quarter which have elapsed until the date the final Senior Note is no longer outstanding, and whose denominator is the total number of days in such calendar quarter. In the event of any reduction in the number of shares of the Company's Series A Non-convertible Preferred Stock (the "Preferred Stock") owned by Employee from the number acquired by Employee on or about the date hereof, the amount of the bonus provided for in this Section 5.3 shall automatically and concurrently be reduced in equal proportion to the reduction in Preferred Stock ownership of Employee. Such a


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reduction in the bonus provided for in this Section 5.3 shall be made each time the number of shares of Preferred Stock owned by Employee decreases. Unless the Employee and the Company mutually agree otherwise in writing, the terms of this
Section 5.3 and the quarterly bonus payments payable hereunder shall survive the termination of Employee's employment hereunder for any reason and shall survive the expiration or termination of this Agreement.

                  5.4 Stock Options. The Company hereby grants to the Employee the option to purchase up to Eight Hundred Twenty Five Thousand Four Hundred Twenty Three (825,423) shares of Common Stock, on the terms and conditions set forth in the attached Grant of Option.

                  5.5 Benefits. Employee shall be entitled to share in any employee benefits generally provided by the Company to its most highly ranking employees and officers for so long as the Company provides such benefits and to any other benefits given to Employee in the sole discretion of the Board.

                  5.6 Business Expenses. As a condition of employment, Employee is required to incur reasonable and necessary expenses for the promotion of the business of the Company, including without limitation, expenses of entertainment, travel, telephone costs and similar expenses. Provided that Employee provides the Company with reasonable written documentation as required under the Company's policies and procedures to support reimbursement, the Company shall reimburse Employee for all such expenses reasonably incurred by Employee in the performance of his duties under this Agreement.

         6.  CONFIDENTIALITY; NON-COMPETITION.

                  6.1 Covenant Term. Employee covenants and agrees that for so long as he is employed by the Company and, unless his employment is terminated by the Company without Cause or is terminated by Employee pursuant to Section
4.3 above, for a period of two (2) years after the date his employment is terminated (the "Covenant Term"), he will not, directly or indirectly, engage in any activity prohibited pursuant to the terms of this Section 6.

                  6.2 NonCompetition. Employee agrees that for the Covenant Term, he will not, without the prior written consent of the Company, directly or indirectly, (i) own, manage, operate, control or participate in, or be associated with as a director, officer, shareholder, partner, joint venturer, employee, consultant or otherwise, any financial services business including, but not limited to, consumer lending which competes, directly or indirectly, with the Company within any metropolitan statistical service area in which the Company provides such services on the date of termination of Employee's employment (the "Prohibited Business"); (ii) become financially interested in any person or entity engaged in any such Prohibited Business, other than as a passive investor owning, directly or indirectly, not more than 5% of the equity securities of a public corporation; (iii) solicit or attempt to solicit any employee of the Company either to work for the Employee personally or on behalf of any other person or entity whether or not engaged in a Prohibited Business; or (iv) solicit or attempt to solicit, for the purpose of providing the services identified in subpart (i) above, any customer of the Company with which the Employee had material


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contact during the twelvemonth period immediately prior to the Employee's departure from the Company.

                  6.3 NonDisclosure of Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean any information which
(i) is not generally available to the public or within the Company's field of industry; and (ii) pertains to or relates in any way to the Company or its businesses, proprietary techniques, know-how, independent interpretations of market information, strategic plans and organizational approaches, activities, products or services including, without limitation, financial information, analyses, intellectual property rights, employee compensation information, reports, marketing methods or other trade secrets. Employee acknowledges that he may come into possession of certain Confidential Information of the Company or its affiliates, and agrees that all such Confidential Information is the sole and exclusive property of the Company. During the Covenant Term, Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the Covenant Term or at any time thereafter, except as required by law or by any court or governmental agency or body. All files, records, documents, pricing and other information, data and similar items in any medium whatsoever relating to the business, assets or prospects of the Company or its affiliates, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be copied or removed from the premises of the Company without the Company's prior written consent. The terms of this Section 6.3 are not intended to limit any definitions, protections or remedies available to the Company under any local, state or federal law applicable to trade secrets or confidential information.

                  6.4 Remedies. Employee acknowledges that any violation of this
Section 6 will cause irreparable harm to the Company and that damages are not an adequate remedy. Employee therefore agrees that the Company shall be entitled to injunctive relief enjoining, prohibiting and restraining Employee from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Section 6 or any other remedies at law or in equity, including, without limitation, specific performance.

                  6.5 Independent Covenants. The covenants set forth in this
Section 6 are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of this Section 6 is found to be invalid by a court of competent jurisdiction because its duration, the territory and/or the restricted activities are invalid or unreasonable in scope, such duration, territory and/or restricted activity, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of the Company such that the intent of the Company, in consummating the transactions contemplated by the Agreement will not be impaired and shall be enforceable to the fullest extent permissible under applicable laws.

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         7. ASSIGNMENT. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

         8. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified or registered mail, postage prepaid:


         To the Company:            John M. Sterling Jr.
                                    HomeGold Financial, Inc.
                                    3901 Pelham Road
                                    Greenville, South Carolina  29615

         Copies to:                 William E. Long, Jr.
                                    HomeGold Financial, Inc.
                                    3901 Pelham Road
                                    Greenville, South Carolina  29615

                                    Cary H. Hall, Esq.
                                    Wyche, Burgess, Freeman & Parham, P.A.
                                    Post Office Box 728 (29602-0728)
                                    44 East Camperdown Way
                                    Greenville, South Carolina 29601

         To Employee:               Ronald J. Sheppard
                                    113 Reed Avenue
                                    Lexington, South Carolina  29072

         Copy to:                   Mark L. Bender, Esq.
                                    Nexsen Pruet Jacobs & Pollard LLP
                                    P.O. Drawer 2426
                                    Columbia, South  Carolina 29202

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         9. PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or


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enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         10. WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition. No waiver shall be valid unless in writing signed by the party sought to be bound.

         11. REPRESENTATIONS. Employee agrees that this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms. Employee further represents and warrants to Company that he is subject to no agreement or obligation (including, without limitation, any non-competition or confidentiality agreement) or bound by any contract with any Person, corporation, or other entity that would prohibit him from entering into or delivering this Agreement or taking the position described herein or in any way interfere with the performance of his duties and obligations to Company under this Agreement. Employee agrees to indemnify and hold harmless the Company and its officers, directors, employees, managers, members, shareholders and agents from and against any (1) claim (and the expenses associated therewith, including without limitation reasonable attorney's fees) by a third party under a non-competition, confidentiality or similar agreement or (2) any loss arising as a result of Employee's breach of any of Employee's representations or warranties contained in this Agreement, including the exhibits and other attachments hereto.

         12. AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by the parties hereto. The parties hereby agree that this Agreement contains the entire agreement and understanding by and between the parties with respect to Employee's employment, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Company not contained herein shall be of any force or effect.

         13. GOVERNING LAW. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts law, and regardless of the place or places of its physical execution or performance.

         14. CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

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         16. NO CONSTRUCTION AGAINST EITHER PARTY. In the event that there is any dispute regarding the interpretation or construction of the provisions of this Agreement, there shall be no presumption that any provision of this Agreement is to be construed against either party hereto.

                               ******************


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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

         _______________________                     ___________________________
         Witness                                     RONALD J. SHEPPARD



                                                     HOMEGOLD FINANCIAL, INC.

         ________________________                    By: _______________________
         Witness                                     Name: _____________________
                                                     Title: ____________________


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                                 GRANT OF OPTION


         1. Grant of Option. Subject to the terms and conditions hereinafter set forth, The Company hereby grants to the Employee, as of the ___ day of April, 2000, options ("Options") to purchase up to Eight Hundred Twenty Five Thousand Four Hundred Twenty Three (825,423) shares of the Common Stock of the Company (the "Option Shares") at the Exercise Price of One Dollar and Seventy Five Cents ($1.75) per Share.

         2. Vesting of Option. The Options granted hereby shall vest as set forth below:

         (a) Options hereunder shall vest and become exercisable upon, and only upon, the issuance of shares pursuant to the exercise of any of the Outstanding Options, as defined below. Options for sixty-seven shares hereunder shall vest for each one hundred shares issued upon exercise of an Outstanding Option. Such vested options shall lapse unless exercised by Employee within 180 days after the Company gives him written notice of the issuance of the shares, pursuant to the exercise of an Outstanding Option, which caused the vesting of such options hereunder.

         (b) Upon the lapse, cancellation or expiration of any of the Outstanding Options, 67 of the Options granted hereunder shall lapse for each 100 shares of the Outstanding Options which lapse, are cancelled or expire.

         (c)      The "Outstanding Options" are:

                  Options for 404,000 shares granted on or about December 2,
                  1998
                  Options for 584,134 shares granted during 1999
                  Warrants for 250,000 shares when granted to Raymond James

         3.  Exercise of Options.

         (a) The Employee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

         (b) Full payment by the Employee of the Exercise Price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise.

         4. Adjustment of and Changes in Shares of The Company . In any event of any change in the outstanding shares of Common Stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Company shall appropriately adjust the number of Option Shares subject hereto and the Exercise Price.

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         5. No Rights of Shareholders. The Employee shall not have any of the rights and privileges of a shareholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

         6. Non-Transferability of Option. The Option hereunder shall be exercisable only by the Employee and the Option shall not be transferable nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee, and it shall thereupon become null and void.


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